UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):April 5, 2016

PartnerRe Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda
(State or Other Jurisdiction of Incorporation or Organization)

001-14536		Not Applicable
(Commission File Number)		(IRS Employer Identification No.)

Wellesley House South, 90 Pitts Bay Road, Pembroke, Bermuda		HM 08
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (441) 292-0888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mario Bonaccorso as Chief Financial Officer

On April 5, 2016, PartnerRe Ltd. (the “Company”) announced the appointment of Mario Bonaccorso as the Chief Financial Officer of the Company, effective upon immigration approval. In connection with this appointment, Mr. Bonaccorso resigned as a director of the Company and as the Managing Director of EXOR S.p.A. (“EXOR”).

As previously disclosed, Mr. Bonaccorso, age 39, served as a Managing Director of EXOR since 2007, where he is responsible for investments and for the management of EXOR’s portfolio companies. Mr. Bonaccorso holds a Master of Science cum laude in Telecommunications Engineering at Politecnico di Torino University and a Master in Business Administration with honors from INSEAD. Mr. Bonaccorso has served on behalf of EXOR on the Board of Directors of Cushman  & Wakefield, Banijay Holding and Banca Leonardo and currently serves as a director of EXOR SA.

Departure of William Babcock as Chief Financial Officer

On April 5, 2016, the Company also announced that William Babcock will step down as Chief Financial Officer of the Company.

In this connection, the Company and Mr. Babcock entered into a Separation Agreement and General Release (the “Agreement”). Pursuant to the Agreement, Mr. Babcock will remain as Executive Vice President of the Company through September 30, 2106. His responsibilities will include supporting Mr. Bonaccorso through the transition period. Under the terms of the Agreement, Mr. Babcock will receive an aggregate payment of approximately $10,570,357, less applicable tax withholdings, which amount is materially consistent with Mr. Babcock's previously disclosed employment agreements.

Item 8.01     Other Events
On April 5, 2016, the Company issued a press release announcing the appointment of Mr. Bonaccorso as the Chief Financial Officer and the departure of Mr. Babcock, as well as other changes to the Company’s Executive Committee. A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Exhibit No.	Description
99.1	Press Release dated April 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5 , 2016

PARTNERRE LTD.

By:	/s/ Marc Wetherhill
Name:	Marc Wetherhill
Title:	Chief Legal Counsel

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated April 5, 2016.